June 2007	Pricing Sheet dated June 22, 2007 relating to
Preliminary Pricing Supplement No. 299 dated May 25, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Currencies
Currency-Linked Capital-Protected Notes due June 29, 2010
Based on the Performance of a Basket of Seven Currencies Relative to the U.S. Dollar
Australian dollar + British pound + Canadian dollar + Danish krone + European Union euro
+ New Zealand dollar + Norwegian krone

PRICING TERMS – June 22, 2007
Issuer:	Morgan Stanley
Aggregate principal amount:	$12,153,000
Issue price:	$1,000 (see “Commissions and issue price” below)
Stated principal amount:	$1,000
Pricing date:	June 22, 2007
Original issue date:	June 29, 2007 (5 business days after the pricing date)
Maturity date:	June 29, 2010
Principal protection:	100%
Interest:	None
Basket:	Basket Currencies	Weighting	Reuters Page	Initial Exchange Rate
	Australian dollar (“AUD”)	14.2857%	WMRSPOT12	0.8485
	British pound (“GBP”)	14.2857%	WMRSPOT07	1.9957
	Canadian dollar (“CAD”)	14.2857%	WMRSPOT09	1.0673
	Danish krone (“DKK”)	14.2857%	WMRSPOT05	5.54235
	European Union euro (“EUR”)	14.2857%	WMRSPOT05	1.34285
	New Zealand dollar (“NZD”)	14.2857%	WMRSPOT12	0.76675
	Norwegian krone (“NOK”)	14.2857%	WMRSPOT06	5.94175
Payment at maturity:	$1,000 + Supplemental Redemption Amount (if any)
Supplemental redemption amount:	$1,000 times Basket Performance times the Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero.
Basket performance:	Sum of the weighted Performance Values of each of the Basket Currencies
Participation rate:	330%
Performance value:	AUD / GBP / EUR / NZD: [(Final Exchange Rate / Initial Exchange Rate) - 1] x Weighting CAD / DKK / NOK: [(Initial Exchange Rate / Final Exchange Rate) - 1] x Weighting
Final exchange rate:	The Exchange Rate on the Valuation Date
Exchange rate:
With respect to each Basket Currency, the rate for conversion of such Basket Currency into U.S. dollars as determined by reference to the applicable Reuters Page described herein.  The Exchange Rates for AUD, GBP, EUR and NZD are expressed as the number of U.S. dollars per unit of the applicable Basket Currency, and the Exchange Rates for CAD, DKK and NOK are expressed as the number of units of the applicable Basket Currency per U.S. dollar.

Valuation date:	June 18, 2010
CUSIP:	61747YBS3
Listing:	The Notes will not be listed on any exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per note	100%	2.50%	97.50%
	Total	$12,153,000	$303,825	$11,849,175
(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $990.00 per note.  Please see the cover page of the preliminary pricing supplement for further details.

(2) For additional information, see “Supplemental Information Concerning Plan of Distribution” in the preliminary pricing supplement and “Plan of Distribution” in the prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 299, dated May 25, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.